Asian Dragon Group Inc., Focuses on Earnings and Share Value By Entering Into Final Negotiations For The Lingbao/Yisishan Gold Mine

Asian Dragon Group Inc.

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – January 26th, 2007 – The Board of Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) is excited to report Asian Dragon is now entering final negotiations on the acquisition of the Lingbao/Yisishan Gold Mine (the “Acquisition”).

The Acquisition consists of a non-exploited, formerly state-owned and now privatized medium size gold mine with fully equipped mining infrastructure including rail facilities for main haulage and subordinate machinery for secondary haulage. Transfer stations installed at the numerous mine levels on the massive quartz-carbonate veins currently produce and mill approximately 300,000 tonnes of high grade ore per year, an amount that can easily be increased to 700,000 tonnes per year. With 430 employees, including management and administrative personnel (62), production personnel (290) and assistants (78), and grade of  veins ranging from 7.09 to 13.61 g/t with the average grade of the whole mine is 11.33 g/t Au, the Acquisition will provide Asian Dragon with immediate earnings and increased share value.

Asian Dragon will provide further news shortly on this exciting addition to its emerging portfolio of projects.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers through a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities.  Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Asian Dragon Group Inc.
Investor Relations:
Badshah Communications Group Ltd., 866-857-7522